EXHIBIT 3.1(b)
                                 Certificate of
                                    Amendment
                          (Pursuant to NR 5 78.385 and
                                     78.390)

DEAN HELLER
Secretary of State
101 North Carson Street, Suite 3
Carson City, Nevada 89701-4788
(775) 684-5708

                                                              FILED
                                                       IN THE OFFICE OF THE
                                                    SECRETARY OF STATE OF THE
                                                         STATE OF NEVADA

                                                           SEP 12 1996
                                                           No C19346-96
                                                         /s/ Dean Heller
                                                 Dean Heller, Secretary of State


              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations

12.  Name of corporation:               Phileo Management Company, Inc.

13. The articles have been amended as follows (provide article numbers, if available):

     See attached Amended and Restated Articles of Incorporation

     First Article

     Second Article

     Third Article

     Fourth Article


14. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 75% .

15.      Signatures (Required):

     /s/ David F. Lo                           /s/     Jon L. Lawver
President or Vice President         and        Secretary or Asst. Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.